Volume:
 • Q2 2011 discharge growth remains solid
 • On track to achieve the higher end of 2.5% to 3.5 % discharge growth (comps become tougher as the year progresses)

Capital structure:
 • The Company has initiated the June 15, 2011 call of $335 million in principal of its
 10.75% senior notes.
 − Loss on early extinguishment of debt and interest savings will impact EPS. The
 Company will update EPS guidance in its Q2 2011 earnings release.
   • The Company amended its credit agreement and added a $100 million term loan maturing in 2016 with an initial interest rate of LIBOR plus 2.50 percent.
Asset sale:
 • The Company announced the sale of its six long-term acute care hospitals for approx. $120 million.
Q2 2011 Observations & Considerations

Exhibit 99.1

Transaction summary:
 • Sell all six long-term acute care hospitals (LTCHs)
 • Purchase price consideration of $120 million
 • Expected to be completed in the third quarter of 2011 and is subject to customary closing conditions, including regulatory approval and third-party consents
Financial impact:
 • These hospitals contributed approx. $121.7 million of net operating revenues and approx. $17.5 million of Adjusted EBITDA in 2010 (associated depreciation and amortization of approx. $3.3 million).
 • The taxable gain on the transaction will be largely offset by the Company’s federal and state NOLs. The impact on cash taxes is not expected to be material.
 • The LTCHs will be treated as discontinued operations beginning in the second quarter of 2011(results will be reclassified for all of 2011 and prior periods).
Sale of Long-term Acute Care Hospitals
2

Even after giving effect to the sale of the LTCHs, the Company affirmed guidance to be at the high end of, or greater than, the Adjusted EBITDA range of $440 million to $450 million for full-year 2011.
Exhibit 99.1